EXHIBIT 23.1

We hereby consent to the reference of our firm under the caption “Experts” in this registration statement (Form F-3) of Nymox Pharmaceutical Corporation and to the incorporation by reference of our reports dated March 30, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Nymox Pharmaceutical Corporation’s Form 20-F for the year ended December 31, 2019. Our report contains emphasis of a matter paragraph regarding the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Thayer O’Neal Company, LLC

Thayer O’Neal Company, LLC

Sugar Land, Texas

December 9, 2021